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                                                                    EXHIBIT 99.2

[NEXTERA LOGO]

                                                           FOR IMMEDIATE RELEASE

Contact:
Michael Muldowney
Chief Financial Officer and Chief Operating Officer
Nextera Enterprises
(617) 715-0220

            NEXTERA COMPLETES SALE OF LEXECON ASSETS FOR $130 MILLION

CAMBRIDGE, MA - DECEMBER 1, 2003 - Nextera Enterprises, Inc. (OTC: NXRA) announced that on November 28, 2003, it completed the sale of its Lexecon business to LI Acquisition Company, LLC, a wholly owned subsidiary of FTI Consulting, Inc. (collectively "FTI"), under which FTI purchased all of the assets Lexecon and its subsidiaries use in their economic consulting business.

Under the terms of the asset purchase agreement FTI paid $130.0 million in cash, plus additional consideration, including the assumption of certain operating liabilities, in exchange for the Lexecon assets.

As previously announced, the Company's common stock was delisted from the Nasdaq SmallCap Market following the closing of the asset sale. The Company is in the process of securing market makers for its common stock and two market makers have applied for quotation of the Company's common stock on the Over-the-Counter
(OTC) Bulletin Board. However, no assurances can be given that any market maker will make a market in the Company's common stock or that the Company's common stock will become authorized for quotation on the OTC Bulletin Board.

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